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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE
[E-CENTIVES GRAPHIC]

E-CENTIVES, INC. TO TAKE FOURTH QUARTER RESTRUCTURING CHARGES


BETHESDA, MD; JANUARY 30, 2002 -- e-centives, Inc. (SWX: ECEN), a leading developer of internet direct marketing and distributed commerce infrastructure software and services, will take a fourth quarter restructuring charge primarily related to the disposition of portions of its office space in Bethesda, MD and Redwood Shores, CA. This onetime charge will result in reporting a larger fourth quarter net loss due to the establishment of a restructuring reserve.

The Company plans to discuss its fourth quarter and full year 2001 earnings as well as other important company events during an investor conference call on Thursday, March 7, 2002. A formal announcement for this call will be issued approximately two weeks prior to the scheduled event.

About e-centives, Inc.

e-centives, Inc. is a leading developer of Internet direct marketing and distributed commerce infrastructure software and services. The company was founded in 1996 and has established relationships with companies across a broad range of industries including the Internet (portals and destination sites), retail, banking, insurance, and telecommunications. Clients include AT&T, Washingtonpost.com, iVillage.com, Dell and Vizzavi. Headquartered in Bethesda, MD, with offices in San Francisco, New York and London, e-centives, Inc. is traded on the SWX New Market under the symbol "ECEN".

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Contact:

David Samuels (analyst inquiries) e-centives, Inc.
240.333.6254
dsamuels@e-centives.com
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Jamie Bass (media inquiries) e-centives, Inc.
240.333.6172
jbass@e-centives.com
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